                                                Filed Pursuant to Rule 424(b)(5)
                                                Registration No. 333-46391

PROSPECTUS SUPPLEMENT
---------------------
(TO PROSPECTUS DATED FEBRUARY 23, 1998)

                                 778,000 SHARES

                          BOSTON PRIVATE BANCORP, INC.

                                  COMMON STOCK

                                -----------------

         All of the 778,000 shares of Common Stock, par value $1.00 per share (the "Common Stock"), of Boston Private Bancorp, Inc. (the "Company") offered pursuant to this Prospectus Supplement (the "Offering") are being offered by certain stockholders of the Company (the "Selling Stockholders"). See "Plan of Distribution" and "Selling Stockholders."

         The Common Stock is traded on the Nasdaq SmallCap Market under the symbol "BPBC". On February 23, 1998, the closing price of the Common Stock as reported on the Nasdaq SmallCap was $8.75 per share.

                                -----------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
             COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
               PROSPECTUS SUPPLEMENT OR THE PROSPECTUS TO WHICH IT
                   RELATES. ANY REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.

                                -----------------

         Keefe, Bruyette & Woods, Inc. ("KBW") has agreed to purchase from the Selling Stockholders the shares of Common Stock offered hereby at a purchase price of $7.96 per share, resulting in aggregate proceeds of $6,192,880 (before expenses) to the Selling Stockholders. The Company has agreed to bear certain of the expenses in connection with the registration and sale of the shares of Common Stock including all registration, qualification and filing fees, all fees and expenses of legal counsel, accountants and other persons retained by the Company, and all other expenses incurred by the Company and the Selling Stockholders (other than selling commissions payable by the Selling Stockholders).

         The Common Stock offered hereby may be offered by KBW from time to time in one or more transactions (which may involve block transactions) on the Nasdaq SmallCap Market or otherwise at market prices prevailing at the time of sale, at prices related to such market prices or at negotiated prices. See "Plan of Distribution."

         The Company has agreed to indemnify KBW against certain liabilities in connection with the Offering, including certain liabilities under the Securities Act of 1933, as amended (the "Securities Act"). See "Plan of Distribution."

                                -----------------

         The shares of Common Stock are offered by KBW, subject to prior sale, when, as and if issued to and accepted by it, subject to certain conditions. KBW reserves the right to withdraw, cancel or modify such offer and reject orders in whole or in part. It is expected that delivery of the shares of Common Stock will be made in New York, New York on or about March 2, 1998.

                                -----------------

                          KEEFE, BRUYETTE & WOODS, INC.

                                -----------------

          The date of this Prospectus Supplement is February 24, 1998.

                                -----------------

         KBW MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK. SUCH TRANSACTIONS MAY INCLUDE STABILIZING AND THE PURCHASE OF COMMON STOCK TO COVER SYNDICATE SHORT POSITIONS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "PLAN OF DISTRIBUTION."

                                -----------------

         The following information contained in this Prospectus Supplement is qualified in its entirety by the detailed information appearing elsewhere in this Prospectus Supplement or the accompanying Prospectus or incorporated therein by reference.

                              SELLING STOCKHOLDERS

         The Shares are to be offered by and for the respective accounts of the Selling Stockholders. The following table sets forth the name and number of shares of Common Stock owned by each Selling Stockholder as of January 1, 1998 and the number of shares of Common Stock to be sold by each Selling Stockholder pursuant to this Prospectus Supplement. The amounts set forth below are based upon information provided by the Selling Stockholders and are accurate to the best knowledge of the Company.

                                                                                                           Shares of
                                                         Shares of                                     Common Stock Owned
                                                       Common Stock            Shares of             After the Offering (2)
                                                    Beneficially Owned        Common Stock           ----------------------
Selling Stockholder                              As of January 1, 1998(1)    Offered Hereby         Number(1)          Percent
-------------------                              ------------------------    --------------         ---------          -------
(3)
---

Arthur J. Bauernfeind...........................        912,037                  150,000             762,037             7.2%
Michael J. Chapman(4)...........................        642,388                  110,000             532,388             5.0
Stephen C. Demirjian(5).........................        121,580                   10,000             111,580             1.0
Hazard Family Foundation........................         70,000                   25,000              45,000               *
C. Michael Hazard...............................      1,871,426                  460,000           1,411,426            13.3
William A. Muggia(6)............................         86,066                   10,000              76,066               *
B. Randall Watts(7).............................         72,428                    6,000              66,428               *
Murray State University Foundation..............         35,000                    7,000              28,000               *
                                                     ----------               ----------          ----------
Total...........................................      3,810,925                  778,000           3,032,925

-----------------
*       Less than 1%.

(1) Includes options to purchase shares of Common Stock of the Company that are exercisable within 60 days of January 1, 1998.
(2)      Assumes that all Shares are sold by the Selling Stockholders.
(3) Based on 10,641,100 outstanding shares of Common Stock of the Company as of December 31, 1997. Options to purchase Common Stock that are exercisable within 60 days of January 1, 1998 are deemed outstanding for computing the ownership of each Selling Stockholder as a percentage of the total number of shares outstanding, but are not deemed outstanding for computing the percentage of any other person or group.
(4) Includes 2,800 shares subject to options exercisable within 60 days. Does not include 11,200 shares subject to options not exercisable within 60 days.
(5) Includes 3,200 shares subject to options exercisable within 60 days. Does not include 12,800 shares subject to options not exercisable within 60 days.
(6) Includes 3,200 shares subject to options exercisable within 60 days. Does not include 12,800 shares subject to options not exercisable within 60 days.
(7) Includes 1,400 shares subject to options exercisable within 60 days. Does not include 5,600 shares subject to options not exercisable within 60 days.


                              PLAN OF DISTRIBUTION

         KBW has agreed to purchase from the Selling Stockholders, and the Selling Stockholders have agreed to sell to KBW an aggregate of 778,000 shares of Common Stock. See "Selling Stockholders."

         KBW's obligation to purchase the shares of Common Stock to be sold by the Selling Stockholders is subject to the satisfaction of certain conditions. The nature of KBW's obligation is such that it is committed to purchase all of the shares of Common Stock if any are purchased.

         KBW has advised the Company and the Selling Stockholders that it proposes to offer the shares of Common Stock offered hereby for sale, from time to time, to purchasers directly or through agents, or through brokers in brokerage transactions on the Nasdaq SmallCap Market (which may include block trades), or to dealers in negotiated transactions or in a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

         Brokers, dealers, agents or others that participate in the distribution of the Common Stock offered hereby may be deemed to be underwriters under the Securities Act. Those who act as an underwriter, broker, dealer or agent in connection with the sale of the Common Stock offered hereby will be selected by KBW and may have other business relationships with the Company and its subsidiaries or affiliates in the ordinary course of business.

         Until the distribution of the shares of Common Stock is completed, rules of the Securities and Exchange Commission may limit the ability of KBW to bid for and purchase the Common Stock. As an exception to these rules, KBW is permitted to engage in certain transactions that stabilize the price of the Common Stock. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the Common Stock.

         If KBW creates a short position in the Common Stock in connection with the Offering (i.e., if it sells more shares of Common Stock than are set forth on the cover page of this Prospectus Supplement), KBW may reduce that short position by purchasing Common Stock in the open market.

         In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases.

         Neither the Company nor KBW makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Common Stock. In addition, neither the Company nor KBW makes any representation that KBW will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

         The Company has agreed to indemnify KBW against certain liabilities in connection with the Offering, including certain liabilities under the Securities Act.

                                   PROSPECTUS

                          BOSTON PRIVATE BANCORP, INC.

                         789,500 Shares of Common Stock

         This Prospectus relates to 789,500 shares (the "Shares") of common stock, par value $1.00 per share (the "Common Stock"), of Boston Private Bancorp, Inc. (the "Company") to be sold by certain stockholders of the Company (the "Selling Stockholders") from time to time. The Selling Stockholders may sell the Shares from time to time in transactions on the Nasdaq SmallCap Market System, in negotiated transactions or by a combination of these methods, at fixed prices that may be changed, at market prices at the time of sale, at prices related to market prices or at negotiated prices. The Selling Stockholders may effect these transactions by selling the Shares to or through broker-dealers, who may receive compensation in the form of discounts or commissions from the Selling Stockholders or from the purchasers of the Shares for whom the broker-dealers may act as an agent or to whom they may sell as a principal, or both. See "Selling Stockholders" and "Plan of Distribution." The Common Stock of the Company is traded under the symbol "BPBC" on the Nasdaq SmallCap Market. On February 12, 1998, the reported closing price for the Common Stock on the Nasdaq SmallCap Market was $8 3/4.

         The Company will not receive any of the proceeds from the sale of the Shares. The Company has agreed to bear all of the expenses in connection with the registration and sale of the Shares (other than underwriting discounts and selling commissions).


         SEE "RISK FACTORS" BEGINNING ON PAGE 3 FOR A DISCUSSION OF CERTAIN SPECIAL FACTORS WHICH SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS IN PURCHASING THE SHARES OF COMMON STOCK OFFERED HEREBY.

                  --------------------------------------------


         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                  --------------------------------------------






                   THE DATE OF THIS PROSPECTUS IS FEBRUARY 23, 1998.

                              AVAILABLE INFORMATION

         The Company has filed with the Securities and Exchange Commission (the "Commission"), Washington, D.C. 20549, a Registration Statement (which term shall include all amendments, exhibits and schedules thereto) on Form S-3 under the Securities Act of 1933 (the "Securities Act") with respect to the shares of Common Stock offered hereby. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission, to which Registration Statement reference is hereby made. For further information with respect to the Company and the securities covered hereby, reference is made to the Registration Statement and to the exhibits thereto filed as a part thereof. The Registration Statement and the exhibits thereto may be inspected and copied at prescribed rates at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and copies may be obtained at the prescribed rates from the Public Reference section of the Commission at its principal office in Washington, D.C. The Commission also maintains a Web site at http://www.sec.gov containing reports, proxy and information statements and other information regarding registrants, including the Company, that file electronically with the Commission. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference.

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files proxy statements, reports and other information with the Commission. Such proxy statements, reports and other information filed by the Company may be inspected and copied at prescribed rates at the aforementioned public reference facilities maintained by the Commission. The Common Stock of the Company is traded on the Nasdaq SmallCap Market System. Reports and other information concerning the Company may be inspected at the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents filed by the Company with the Commission are incorporated in, and made a part of, this Prospectus by reference as of their respective dates: (1) the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1996; (2) the Company's Quarterly Reports on Form 10-QSB for the fiscal quarters ended March 31, June 30 and September 30, 1997; (3) the definitive Proxy Statement of the Company for the Annual Meeting of Stockholders held May 21, 1997; (4) the Company's Current Reports on Form 8-K, filed on August 21, 1997, November 14, 1997, January 14, 1998 and February 13, 1998; and
(5) the description of the Common Stock of the Company contained in the Company's Registration Statement on Form SB-2, filed on August 30, 1993, including all amendments and reports updating such description.

         Each document filed subsequent to the date of this Prospectus pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of this offering shall be deemed to be incorporated by reference in this Prospectus and shall be a part hereof from the date of filing of such document. The Company will furnish without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon request, a copy of any or all of the documents that have been incorporated by reference to the Registration Statement of which this Prospectus is a part, other than exhibits to such documents. Requests should be addressed to: Boston Private Bancorp, Inc., Ten Post Office Square, Boston, Massachusetts 02109, Attention: Corporate Secretary (telephone number (617) 912-1900).

         This Prospectus, including the information incorporated herein by reference, contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. The Company's actual results could differ materially from those projected in the forward-looking statements set forth in this Prospectus including the information incorporated herein by reference. Investors should carefully consider the discussion of risk factors below, in addition to the other information contained in this Prospectus, in connection with an investment in the Shares offered hereby.

                                  RISK FACTORS

         In addition to the other information contained or incorporated by reference in this Prospectus, the following factors should be considered carefully in evaluating an investment in the shares of Common Stock offered by this Prospectus.

COMPETITION

         The ability of Boston Private Bank & Trust Company (the "Bank"), a wholly-owned subsidiary of the Company through which the Company conducts substantially all of its banking business, to attract loans and deposits may be limited by its small size relative to its competitors. The Bank maintains a smaller staff and has fewer financial and other resources than larger institutions with which it competes in its market area.

         In particular, in attempting to attract deposits and making loans, the Bank encounters competition from other institutions, including larger downtown Boston and suburban-based commercial banking organizations, savings banks, credit unions, other financial institutions and non-bank financial service companies serving eastern Massachusetts and adjoining areas. The principal modes of competition include the interest rates charged on loans, the interest rates paid on deposits, efforts to obtain deposits, the range of services provided and the quality of those services.

         In this competitive environment, the Bank may be unable to attract sufficient and high-quality loans in order to continue its loan growth, which may materially adversely affect the Bank's results of operations and financial condition, including the level of its non-performing assets. The Bank's competitors include several major financial companies whose greater resources may afford them a marketplace advantage by enabling them to maintain numerous banking locations and mount extensive promotional and advertising campaigns. In particular, the Bank's current commercial borrowing customers may develop needs for credit facilities larger than it can accommodate.

         In addition, the ability of the Bank and Westfield Capital Management Company, Inc. (the "Westfield"), a wholly-owned subsidiary of the Company through which the Company conducts a substantial portion of its investment management business, to attract investment management and trust business may be inhibited by their relatively short history and limited record of performance. With respect to their investment management and trust services, the Bank and Westfield compete primarily with commercial banks and trust companies, mutual fund companies, investment advisory firms, stock brokerage firms, law firms and other financial companies. Competition is especially keen in the Bank's and Westfield's market area, because Boston has a well-established investment management industry. Many of the Bank's and Westfield's competitors have greater resources than the Company on a consolidated basis. In addition to competing directly for clients, competition can impact the fee structures of the Bank and Westfield. The Company believes that the ability of the Bank and Westfield to compete effectively with other firms is dependent upon their products, level of investment performance and client service, as well as the marketing and distribution of their investment products. There can be no assurance that the Bank and Westfield will be able to achieve favorable investment performance and retain their existing clients.

ASSET QUALITY

         The success of bank holding companies, such as the Company, depends to a significant extent upon the quality of their assets. Non-performing assets of the Company, which include non-performing loans and real estate acquired through foreclosure proceedings and through acceptance of a deed in lieu of foreclosure (collectively, other real estate owned or "OREO"), can lead to charge-offs and an increase in the Bank's allowance for possible loan losses. Other adverse effects of non-performing assets include, but are not limited to, foregone interest income and increased operating expenses as a result of the allocation of management time and resources to the collection and work-out of these non-performing assets.

         Management of the Bank determines the Bank's allowance for possible loan losses based on the facts and circumstances available to it at the time of determination. The net carrying value of OREO is determined by Management to equal the lower of (i) the assets' balances when transferred to OREO or (ii) the estimated net fair value, after reduction for estimated selling costs, of the property acquired. The allowance for possible loan losses, however, can only be estimated by the Company, based upon, among other things, the quality of the loan portfolio, economic conditions, the value of the underlying collateral and the level of non-accruing loans held by the Bank. Future provisions to the allowance for possible loan losses or provisions in carrying values of OREO could become necessary as a result of deterioration in the real estate market and/or the economy in the Company's primary market area, future increases in non-performing assets or for other reasons. Such provisions could adversely affect the Company's financial condition and results of operations.

         In addition, bank regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for possible loan losses and the carrying value of its OREO. Such agencies could require the Bank to make further provisions to the allowance for possible loan losses and adjustments to the carrying values of OREO based on their judgments at the time of examination.

LOAN CONCENTRATIONS

         The Bank's loans are concentrated with respect to geography, type of customer and type of collateral. Because the Bank serves primarily individuals and smaller businesses located in eastern Massachusetts and adjoining areas, with a particular concentration in the Greater Boston Metropolitan Area, the Bank's asset quality is affected by the economic conditions in these areas. The Bank's commercial loans are generally concentrated in the following customer groups: (i) real estate developers and investors, (ii) financial services, (iii) technology, manufacturing and communications, (iv) professional services and (v) general commercial, industrial and personal loans. The Bank's commercial loans, with limited exceptions, are secured by either real estate (income producing residential and commercial properties), marketable securities or corporate assets (accounts receivable, equipment and inventory). Substantially all of the Bank's residential mortgage and home equity loans are secured by residential property in eastern Massachusetts. Conditions in the real estate market specifically, and the Massachusetts economy generally, could impact the ability of these borrowers to service their loans in the future and/or the value of the collateral securing these loans. In addition, this loan concentration coupled with adverse economic conditions in the area could negatively impact the asset quality of the Company in future periods. See "--Asset Quality."

INTEREST RATE ENVIRONMENT

         The general interest rate environment affects the Company's financial results. The Bank's main source of income from banking operations is its net interest income, which is defined as the difference between the interest income received on its interest-bearing assets, including loans and investment securities, and the interest expense incurred in connection with its interest-bearing liabilities, including deposits and borrowings. The Bank's net interest income can be affected significantly by changes in market interest rates. In particular, decreasing interest rates may reduce the Bank's net interest income as the spread between interest income and interest expense decreases. The Bank has adopted asset and liability management policies to minimize the potential adverse effects of changes in interest rates on its net interest income, primarily by altering the mix and maturity of the Bank's loans, investments and funding sources.

         An increase in interest rates could also have a material adverse effect on the Company's results of operations by reducing the ability of its borrowers to service their current indebtedness, thereby increasing the Bank's delinquent and non-performing loans and necessitating further provisions to the Bank's allowance for possible loan losses.

SOURCES OF FUNDS

         The Bank has traditionally obtained funds principally through deposits and through borrowings. The Bank's ability to obtain deposits depends upon general economic conditions, market interest rates and competitive pressures. Thus, in order to provide liquidity and flexibility to its operations, the Bank may have to rely more heavily on borrowings as a source of funds in the future.

         Moreover, the volatility of the Bank's deposits may impact the Bank's overall liquidity. Historically and in comparison to commercial banking averages, the Bank has had a higher percentage of its time deposits in denominations of $100,000 or more. Within the banking industry, these deposits are generally considered to be volatile.

THE PERFORMANCE OF THE COMPANY MAY BE ADVERSELY AFFECTED BY CHANGES IN ECONOMIC AND MARKET CONDITIONS

         The Company offers a broad range of investment management services and styles to institutional and retail investors. Consequently, the Company's performance is directly affected by conditions in the financial and securities markets.

         The financial markets and the investment management industry in general have experienced record performance and record growth in recent years. The financial markets and businesses operating in the securities industry, however, are highly volatile and are directly affected by, among other factors, domestic and foreign economic conditions and general trends in business and finance, all of which are beyond the control of the Company. There can be no assurance that broader market performance will be favorable in the future. Any decline in the financial markets or a lack of sustained growth may result in a corresponding decline in performance by the Company and may adversely affect assets under management and/or fees earned by the Company.

THE COMPANY'S INVESTMENT MANAGEMENT CONTRACTS ARE SUBJECT TO TERMINATION ON SHORT NOTICE

         Following the acquisition of Westfield in October 1997, the Company expects that more than 50% of its revenues will be derived from investment management contracts which are typically terminable upon less than 30 days' notice. Because of this, clients of the Company may withdraw funds from accounts under management generally in their sole discretion. In addition, the Company's contracts generally provide for fees payable for investment management services based on the market value of assets under management, although a portion also provide for the payment of fees based on investment performance. Because most contracts provide for a fee based on market values of securities, fluctuations in securities prices may have an adverse effect on the Company's consolidated results of operations and financial condition. Changes in the investment patterns of clients will also affect the total assets under management. In addition, in the case of contracts which provide for the payment of performance-based fees, the investment performance of the Company will affect the Company's results of operations and financial condition.

EXISTENCE OF REGISTRATION RIGHTS

         The holders of 3,918,367 shares of Common Stock (which includes the 789,500 shares being registered hereunder) have the right in certain circumstances to require the Company to register up to 800,000 of their shares annually under the Securities Act for resale to the public, and the holders of 3,918,367 shares (which includes the 789,500 shares being registered hereunder) have the right to include their shares in a registration statement filed by the Company. These registration rights may enable such holders to publicly sell shares which would otherwise be ineligible for sale in the public market. The sale of a substantial number of shares of Common Stock into the public market, or the availability of such shares for future sale, could adversely affect the market price for the Common Stock and could impair the Company's ability to obtain additional capital in the future through an offering of equity securities should it desire to do so.

THE COMPANY'S INVESTMENT MANAGEMENT BUSINESS IS HIGHLY REGULATED

         Each direct or indirect subsidiary of the Company which provides investment management services is highly regulated, primarily at the federal level. The failure of any such subsidiary to comply with applicable laws or regulations could result in fines, suspensions of individual employees or other sanctions, including revocation of such subsidiary's registration as an investment adviser. Both Westfield and Boston Private Asset Management, Inc., a wholly-owned subsidiary of the Bank ("BPAM"), are registered with the United States Securities and Exchange Commission (the "Commission") as investment advisers under the Investment Advisers Act of 1940, as amended (the "Investment Advisers Act"), and are subject to the provisions of the Investment Advisers Act and the Commission's regulations promulgated thereunder. The Investment Advisers Act imposes numerous obligations on registered investment advisers, including fiduciary, record keeping, operational and disclosure obligations. Both Westfield and BPAM as investment advisers are also subject to regulation under the securities laws and fiduciary laws of certain states. Westfield acts as a subadviser to a mutual fund which is registered with the Commission under the Investment Company Act of 1940, as amended (the "1940 Act"). As a subadviser to a registered investment company, Westfield is subject to requirements under the 1940 Act and the Commission's regulations promulgated thereunder. In addition, the Company is subject to the Employee Retirement Income Security Act of 1974 ("ERISA"), and to regulations promulgated thereunder, insofar as it is a "fiduciary" under ERISA with respect to certain of its clients. ERISA and the applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"), impose certain duties on persons who are fiduciaries under ERISA, and prohibit certain transactions involving the assets of each

ERISA plan which is a client of the Company, as well as certain transactions by the fiduciaries (and certain other related parties) to such plans.

         In addition, applicable law provides that the investment management contracts under which the Company manages assets for other parties either terminate automatically if assigned, or are not assignable unless the applicable client consents to the assignment. Assignment, as generally defined, includes direct assignments as well as assignments which may be deemed to occur, under certain circumstances, upon the direct or indirect transfer of a "controlling block" of the voting securities of the Company. Moreover, applicable law provides that all investment contracts with mutual fund clients may be terminated by such clients, without penalty, upon no later than 60 days' notice. Investment contracts with institutional and other clients are typically terminable by the client, also without penalty, upon 30 days' notice.

         The Company itself does not manage investments for clients, does not provide any investment management services and, therefore, is not registered as an investment adviser under federal or state law.

YEAR 2000

         The Company's management has initiated an enterprise-wide program to prepare the Company's computer systems and applications for the year 2000. The approach of the year 2000 presents a problem in that many computer programs have been written using two digits rather than four to define the applicable year. Any of the Company's programs that have time-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in internal system failures or miscalculations, and also creates risk for the Company from third parties with whom the Company deals on financial transactions. The Company has conducted a comprehensive review of its computer systems to identify the systems that could be affected by the year 2000, and has developed an implementation plan to resolve this issue. The Company believes that, with modifications to existing software and conversions to new software, the year 2000 problem will not pose significant operational problems for the Company as so modified or converted. The Company is also in the process of assessing whether each of its suppliers of computer services are year 2000 compliant. The Company believes that this assessment will be completed by the end of 1998. The Company is not purchasing any new software products or engaging in any new contracts unless the products and counterparties are year 2000 compliant. Maintenance, testing and modification costs will be expensed as incurred, while the costs of new software products will be capitalized and amortized over their useful lives. The Company does not expect that the amounts required to be expensed to resolve the year 2000 issue will have a material effect on its financial condition or results of operations.

                                   THE COMPANY

         The Company is incorporated under the laws of the Commonwealth of Massachusetts and is registered with the Board of Governors of the Federal Reserve System as a bank holding company under the Bank Holding Company Act of 1956, as amended. On July 1, 1988, the Company became the parent holding company of Boston Private Bank & Trust Company (the "Bank"), a trust company chartered by the Commonwealth of Massachusetts and insured by the Federal Deposit Insurance Corporation.

         On October 31, 1997, Boston Private Investment Management, Inc., an investment arm of the Company, acquired Boston-based Westfield Capital Management Company, Inc. In connection with the transaction, Boston Private Investment Management, Inc. assumed the name Westfield Capital Management Company, Inc. ("Westfield"). In this transaction, which was accounted for as a pooling of interests, the former stockholders of Westfield Capital Management Company, Inc. received 3,918,367 shares of common stock, par value $1.00 per share, of the Company. The purchase price was based on the Company's average common stock price from January 1, 1997 through August 12, 1997, which was approximately 61/8. In addition, the Company granted certain demand and piggyback registration rights to the stockholders of Westfield Capital Management Company, Inc. in connection with the issuance of the shares in this transaction. See "Registration Rights."

         The Company conducts substantially all of its business through its wholly-owned subsidiaries, the Bank and Westfield. Westfield is located at One Financial Center in Boston, Massachusetts, and the Company's principal offices are located at Ten Post Office Square, Boston, Massachusetts 02109.

         The Bank pursues a "private banking" business strategy and is principally engaged in providing banking, investment and fiduciary products to high net worth individuals, their families and their businesses in the greater Boston area and New England and, to a lesser extent, Europe and Latin America. The Bank offers its clients a broad range of basic deposit services, including checking and savings accounts, with automated teller machine ("ATM") access, and cash management services through sweep accounts and repurchase agreements. The Bank offers commercial, residential mortgage, home equity and consumer loans. In addition, the Bank provides investment advisory and asset management services, securities custody and safekeeping services, trust and estate administration and IRA and Keogh accounts.

         Westfield is an investment management firm serving the investment needs of high net worth individuals and institutions with endowments, pension and profit-sharing plans, and 401(k) plans. Westfield invests primarily in equities of companies which it expects to grow at above normal rates, and although Westfield is not limited to such investments, it has a particular focus on companies deemed to have small to mid-sized capitalizations. In addition, Westfield acts as the managing general partner for two limited partnerships, one of which invests primarily in technology stocks and the other of which invests primarily in equities of companies based outside the United States.

         INVESTMENT MANAGEMENT. The Company provides a range of investment management services to individuals, families, trusts, endowments, foundations and retirement plans. These services include management of equity portfolios, fixed income portfolios, balanced portfolios, liquid asset management portfolios and mutual fund holdings. Portfolios are managed based on the investment objectives of each client, with each portfolio being positioned to benefit from long-term market trends. In addition, the Company offers advisory services with respect to alternative forms of investment.

         TRUST ADMINISTRATION. Acting as a fiduciary, the Company provides trust administration and estate settlement services. The services provided by the Company include the ongoing fiduciary review of the trust instrument, the collection and safekeeping of assets, the investment of trust assets, the distribution of income, the preparation of reports for court and tax purposes, the preparation of tax returns, the distribution of assets as required and communication with grantors, beneficiaries and co-trustees.

         CUSTODY SERVICES. Custody services provided by the Company include the safekeeping of securities, the settlement of security transactions, the execution of trades and the automatic investment of cash balances.

         LENDING ACTIVITIES. The Bank specializes in lending to individuals and small businesses, including non-profit organizations, partnerships and professional corporations and associations. Loans made by the Bank to individuals include residential mortgage loans, unsecured and secured personal lines of credit, home equity loans, mortgage loans on investment and vacation properties, letters of credit and overdraft protection. Loans made by the Bank to businesses include commercial mortgage loans, revolving lines of credit, working capital loans, equipment financing and letters of credit. Generally, the

Bank lends only to borrowers located in eastern New England or to borrowers who may be located farther away, but who have collateral deposited with the Bank in the form of cash or marketable securities or other collateral within the Bank's market area.

         ASSET AND LIABILITY MANAGEMENT. The objective of the Company's asset and liability management is to maximize profit potential while minimizing the vulnerability of its operations to changes in interest rates by means of managing the ratio of interest rate sensitive assets to interest rate sensitive liabilities within specified maturities or repricing dates. The Company's actions in this regard are taken under the guidance of the Asset and Liability Management Committee which is comprised of members of senior management. This committee is involved in formulating the economic assumptions that the Company uses in its financial planning and budgeting process and establishes policies which control and monitor the sources, uses and pricing of funds. The Company has not engaged in any hedging activities.

         INVESTMENT ACTIVITIES. The investment activity of the Company is an integral part of the overall asset/liability management of the Company. The Bank's investment policy is to establish a portfolio which will provide liquidity necessary to facilitate funding of loans and to cover deposit fluctuations while at the same time achieving a satisfactory return on the funds invested. The securities in which the Bank may invest are subject to regulation and limited to securities which are considered "investment grade" securities.

         SOURCES OF FUNDS. Deposits made at the Bank's office location and through ATM's have traditionally been the principal source of funds for use in lending and for other general business purposes. However, while the Bank has not traditionally placed significant reliance on borrowings as a source of liquidity, it has established various borrowing arrangements, including Federal Home Loan Bank of Boston ("FHLB") advances, the sale of securities to institutional investors under repurchase agreements and, from time to time, the purchase of federal funds from other banking institutions.

                                 USE OF PROCEEDS

         The Company will not receive any proceeds from the sale of the Shares by the Selling Stockholders.

                               REGISTRATION RIGHTS

         The registration of the Shares pursuant to the Registration Statement of which this Prospectus is a part will discharge a portion of the Company's obligations under the terms of a Registration Rights Agreement dated August 13, 1997, which the Company entered into in connection with the acquisition of Westfield (the "Registration Rights Agreement").

         Pursuant to the Registration Rights Agreement, the Company has agreed to pay all expenses of registering the Shares (other than brokerage and underwriting commissions, taxes of any kind and any legal, accounting and other expenses incurred by a holder thereunder (other than one legal counsel for the Selling Stockholders as a group). The Company also has agreed under the Registration Rights Agreement to indemnify each Selling Stockholder and its officers, directors and other affiliated persons and any person who controls any Selling Stockholder against losses, claims, damages and expenses arising under the securities laws in connection with the Registration Statement or this Prospectus, subject to certain limitations. In addition, each Selling Stockholder under the Registration Rights Agreement severally agreed to indemnify the Company and its respective directors, officers and any person who controls the Company against all losses, claims, damages and expenses arising under the securities laws insofar as such loss, claim, damage or expense relates to information furnished to the Company by such Selling Stockholder for use in the Registration Statement or Prospectus or an amendment or supplement thereto or the failure by such Selling Stockholder (through no fault of the Company) to deliver or cause to be delivered this Prospectus or any amendment or supplement thereto to any purchaser of Shares covered by the Registration Statement from such Selling Stockholder.

                              SELLING STOCKHOLDERS

         The Shares are to be offered by and for the respective accounts of the Selling Stockholders. The following table sets forth the name and number of shares of Common Stock owned by each Selling Stockholder as of January 1, 1998. The Shares offered by this Prospectus may be offered from time to time by the Selling Stockholders. Because the Selling Stockholders may sell all, some or none of the Shares, the Company has assumed that the Selling Stockholders will sell all of the Shares in determining the number and percentage of shares of Common Stock that each Selling Stockholder will own upon completion of the offering to which this Prospectus relates. The amounts set forth below are based upon information provided by the Selling Stockholders and are accurate to the best knowledge of the Company.

                                                                                                               Shares of
                                                         Shares of                                        Common Stock Owned
                                                        Common Stock                 Shares of          After the Offering (2)
                                                      Beneficially Owned            Common Stock        ----------------------
Selling Stockholder                                As of January 1, 1998(1)        Offered Hereby      Number(1)     Percent (3)
-------------------                                ------------------------        --------------      ---------     -----------

Arthur J. Bauernfeind...........................          912,037                      150,000            762,037        7.2%
Michael J. Chapman(4)...........................          642,388                      110,000            532,388        5.0
Stephen C. Demirjian(5).........................          121,580                       10,000            111,580        1.0
Hazard Family Foundation........................           70,000                       25,000             45,000          *
C. Michael Hazard...............................        1,871,426                      460,000          1,411,426       13.3
William A. Muggia(6)............................           86,066                       10,000             76,066          *
B. Randall Watts(7).............................           72,428                        6,000             66,428          *
Murray State University Foundation..............           35,000                        7,000             28,000          *
University of Wisconsin Foundation..............           11,500                       11,500                  -          -
                                                       ----------                 ------------         ----------
Total...........................................        3,822,425                      789,500          3,032,925

-----------------
*       Less than 1%.

(1) Includes options to purchase shares of Common Stock of the Company that are exercisable within 60 days of January 1, 1998.
(2)      Assumes that all Shares are sold by the Selling Stockholders.
(3) Based on 10,641,100 outstanding shares of Common Stock of the Company as of December 31, 1997. Options to purchase Common Stock that are exercisable within 60 days of January 1, 1998 are deemed outstanding for computing the ownership of each Selling Stockholder as a percentage of the total number of shares outstanding, but are not deemed outstanding for computing the percentage of any other person or group.
(4) Includes 2,800 shares subject to options exercisable within 60 days. Does not include 11,200 shares subject to options not exercisable within 60 days.
(5) Includes 3,200 shares subject to options exercisable within 60 days. Does not include 12,800 shares subject to options not exercisable within 60 days.
(6) Includes 3,200 shares subject to options exercisable within 60 days. Does not include 12,800 shares subject to options not exercisable within 60 days.
(7) Includes 1,400 shares subject to options exercisable within 60 days. Does not include 5,600 shares subject to options not exercisable within 60 days.

                              PLAN OF DISTRIBUTION

         Shares of Common Stock covered hereby may be offered and sold from time to time by the Selling Stockholders. The Selling Stockholders will act independently of the Company in making decisions with respect to the timing, manner and size of each sale. Such sales may be made in transactions on the Nasdaq SmallCap Market or otherwise at prices related to the then current market price or in negotiated transactions. The Selling Stockholders may also make private sales either directly or through a broker or brokers. The Shares may be sold by one or more of the following methods: (a) purchases by the broker-dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (b) ordinary brokerage transactions and transactions in which the broker solicits purchasers; and (c) block trades in which the broker-dealer so engaged will attempt to sell the Shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction. In effecting sales, broker-dealers engaged by the Selling Stockholders may arrange for other broker-dealers to participate. Broker-dealers will receive commissions or discounts from the Selling Stockholders in amounts to be negotiated immediately prior to the sale.

         In offering the shares of Common Stock covered hereby, the Selling Stockholders and any broker-dealers who execute sales for the Selling Stockholders may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales, and any profits realized by the Selling Stockholders and the compensation of such broker-dealer may be deemed to be underwriting discounts and commissions under the Securities Act.

         The Company has agreed to indemnify each Selling Stockholder against any liabilities, under the Securities Act or otherwise, arising out of or based upon any untrue or alleged untrue statement of a material fact in the Registration Statement or this Prospectus or by any omission of a material fact required to be stated therein except to the extent that such liabilities arise out of or are based upon any untrue or alleged untrue statement or omission in any information furnished in writing to the Company by the Selling Stockholder expressly for use in the Registration Statement.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                                  LEGAL MATTERS

         The validity of the issuance of the Shares offered hereby will be passed upon for the Company by its counsel, Goodwin, Procter & Hoar LLP, Boston, Massachusetts.

                                     EXPERTS

         The consolidated financial statements of Boston Private Bancorp, Inc. and its subsidiaries included in the Company's Annual Report on Form 10-KSB for the year ended December 31, 1996 have been incorporated by reference herein and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, and upon the authority of said firm as experts in accounting and auditing.

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                                       11

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         No dealer, sales representative or any other person has been authorized to give any information or to make any representations in connection with this offering other than those contained in this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or any other person. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the shares of Common Stock to which it relates or an offer to, or a solicitation of, any person in any jurisdiction where such an offer or solicitation would be unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company or that information contained herein is correct as of any time subsequent to the date hereof.

                           ---------------------------

                                TABLE OF CONTENTS

                           ---------------------------





                              Prospectus Supplement

                                                                       PAGE

Selling Stockholders.................................................. S-3
Plan of Distribution.................................................. S-3

                                   Prospectus

Available Information.................................................   2
Incorporation of Certain Documents by Reference.......................   2
Risk Factors..........................................................   3
The Company...........................................................   7
Use of Proceeds.......................................................   8
Registration Rights...................................................   8
Selling Stockholders..................................................   9
Plan of Distribution..................................................   9
Legal Matters.........................................................  10
Experts...............................................................  10



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                                 778,000 SHARES

                                 BOSTON PRIVATE
                                  BANCORP, INC.

                                  COMMON STOCK




                            -----------------------
                             PROSPECTUS SUPPLEMENT
                            -----------------------



                         KEEFE, BRUYETTE & WOODS, INC.



                               February 24, 1998



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